Exhibit (d)(4)(i)

AMENDED SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

VOYA FUNDS TRUST

OPERATING EXPENSE LIMITS

	Maximum Operating Expense Limit (as a percentage of average net assets)
	Classes
Fund(1)	A	B	C	I	O	P	R	R6	T	W
Voya Strategic Income Opportunities Fund Initial Term Expires August 1, 2017 Initial Term for Class T Expires August 1, 2018	1.15%	N/A	1.90%	0.72%	N/A	N/A	1.40%	0.67%	1.15%	0.90%

H.E.

HE

Effective Date: March 27, 2017 to add Class T shares.

(1)    This Agreement shall automatically renew for one-year terms with respect to a Fund unless   otherwise terminated in accordance with the Agreement.